FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               BRL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                       88-0218411
(State or other jurisdiction of         (I. R. S. Employment Number)
 incorporation or organisation)

                 CONSULTANT STOCK ISSUED TO COUNSEL JOHN B. LOWY
                              (Full title of Plan)

       R. BRUCE REEVES 340 GRANITE STREET, SUITE 200, MANCHESTER, NH 03102
                     (Name and Address of Agent for Service)

                                 (603) 641-8443
          (Telephone number including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                      Proposed Maximum  Proposed Maximum
Title of Securities  Amount to be     Maximum Offering  Aggregate Offering   Amount of
To be Registered     Registered (1)   Price per Share   Offering Price       Registration Fee
---------------------------------------------------------------------------------------------

Common Stock (1)     159,000          $ 0.22            $ 34,980.00          9.24

PART     I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan (s) Information.

         The information required in Part I includes a copy of the agreement with John B. Lowy dated November 15, 2001 representing services rendered for shares in the Company.

         PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The Registrant is subject to the information requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports with the Securities and Exchange Commission ("The Commission"). The documents listed below are hereby incorporated by reference in this Registration Statement on form S-8; and all documents subsequently filed by the Registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities and remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement on Form S-8, and shall be a part hereof from the date of the filings of such documents.

(a) The Registrant's annual report on Form 10-KSB for the fiscal year ended June 30, 2001 and

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2001 and

(c) The description of the Common Stock, which is contained in the registration statement filed under the Exchange Act, including any amendment or report, filed for the purpose of updating such description.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interest of Named Experts and Counsel

         The validity of the authorisation and issuance of the Common Stock will be passed upon by John B. Lowy, P. C., Suite 403, 645 Fifth Avenue, New York, New York 10022.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or preceding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent or another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suite or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation. Here an officer or director is successful on the merits or otherwise in the defense of any action referred to above; the corporation must indemnify him against the expenses,
which he actually  and  reasonably  incurred in  connection  therewith.    The
indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under a corporation's by-laws, an agreement, vote or otherwise.

         Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (I) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Article EIGHT of the Registrant's Certificate of Incorporation, as amended, sets forth the extent to which directors and officers of the Registrant may be indemnified against liabilities which they incur in their capacities as directors or officers of the Registrant. Article EIGHT also provides that director or the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent such limitation is permitted by the Delaware General Corporation Law.

Article V of the Company's By-laws provides as follows:

         The corporation shall indemnify any and all of its Directors or Officers or former Directors or Officers or any person who may have served at its request as a Director or Officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made party, or they, by reason of being or having been Directors of Officers or a Director or Officer of the corporation, or of such other corporation, except, in relation to matters as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suits or proceedings to be liable for negligence or misconduct, in the performance of duty. Such indemnification shall not be deemed exclusive by any others' rights to which those indemnified may be entitled, under By-law, agreement, vote of stockholder or otherwise.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

4.1      Certificate of Incorporation of the Registrant (1)

4.2 Amendment to Certificate of Incorporation of the Registrant changing the name of the Corporation to Biorelease Corp (1) and subsequent amendment to Certificate of Incorporation of the Registrant changing the name of the Corporation to BRL Holdings, Inc. (2)

4.3      By-laws, as amended, of the Registrant (1)

                  OTHER EXHIBITS



4.4 The Consulting Agreement dated November 15, 2001 from the law office of John B. Lowy describing the services performed for stock registered hereunder.


--------------------------

(1) Previously filed with the Commission as an Exhibit to the Registrant's Registration Statement on Form S-1, as amended, File No. 33-43976 that was originally filed with the Commission November 14, 1991.


(2) Previously filed with the Commission on Form 8-K that was originally filed with the Commission on May 2, 2001.

Item 9.  Undertakings

1. The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.


2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.


5. Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorised, in Manchester, New Hampshire, on the date set forth below.



                                    BRL Holdings, inc.
Dated: November 26, 2001            By:  /s/ Richard F. Schubert
                                    Richard F. Schubert, Chairman

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.


SIGNATURES                                  TITLE                               DATE

/s/ R. Bruce Reeves                 President and Principal Executive           November 26, 2001
R. Bruce Reeves                     Officer and Director



/s/ Kevin T. McGuire                Treasurer and Principal Financial Officer   November 26, 2001
Kevin T. McGuire


/s/ Richard Whitney                 Director                                    November 26, 2001
Richard Whitney


         CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in BRL Holdings, Inc. Form S-8 dated November 27, 2001 of our audit report dated August 22, 2001 on the financial statements of BRL Holdings, Inc. as of and for the year ended June 30, 2001, which is included in BRL Holdings, Inc.'s Annual Report on Form 10-KSB for the year ended June 30, 2001.

Good Swartz Brown & Berns LLP
Los Angeles, California
November 26, 2001

We consent to the incorporation by reference in BRL Holdings, Inc. Form S-8 dated November 27, 2001 of our audit report dated October 13, 2000 on the financial statements of BRL Holdings, Inc. as of and for the year ended June 30, 2000, which is included in BRL Holdings, Inc.'s Annual Report on Form 10-KSB for the year ended June 30, 2001.

Ferrari and Associates, P. C.
Newbury Park, California
November 26, 2001

                           LEGAL CONSULTING AGREEMENT

         This Agreement is made and entered into as of the 15th day of November 2001 by and between JOHN B. LOWY, ESQ. ("JBL"), with principal offices at 645 Fifth Avenue, New York, NY 10022, and BRL Holdings, Inc., a Delaware corporation (the "Company") with its principal office at 340 Granite Street, Suite 200, Manchester, NH 03102.

         WHEREAS, JBL rendered legal consulting services to the Company from January 1, 2001 through November 15, 2001; and

         WHEREAS, the parties hereto desire to memorialize JBL's services and compensate JBL therefor;

         NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Purpose: The Company hereby recognizes and agrees that JBL has rendered legal consulting advice to the Company specifically relating to corporate representation, not of a capital raising or reverse merger nature ("Legal Consulting Services").

         2. Compensation: As full consideration for the Legal Consulting Services rendered by JBL to the Company for the aforesaid period, as recognized in this Agreement, the Company hereby agrees to issue to JBL, 159,000 shares of the Company's Common Stock (the "Shares"). JBL hereby acknowledges that the aforementioned 159,000 Shares are in full payment for services rendered, inclusive of services rendered in connection with the Annual Report on Form 10-K of the Company.

         3. Registration: The Company hereby agrees to immediately register the Shares pursuant to a Registration Statement on Form S-8.

         4. JBL is an Independent Contractor: JBL has performed the Legal Consulting Services described herein as an independent contractor and not as an employee of the Company or an affiliate thereof.

         5.       Miscellaneous;

         (a) This Agreement between the Company and JBL constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreement and understandings, whether oral or written, between the parties with respect to the matters set for herein.

         (b) Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent
(i) postage prepaid by registered mail, return receipt requested, or (ii) by facsimile, to the respective parties as set forth above, or to such other address as either party may notify the other in writing.


         (c) This  Agreement  shall be binding  upon and inure to the benefit of
each  of  the   parties   hereto   and  their   respective   successors,   legal
representatives and assigns.

         (d) This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

         (e) No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

         (f) This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in New York, and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the federal courts of the State of New York located in New York, New York and of the federal courts in the Southern District of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objections they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth in the heading of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.



                                                     /s/John B. Lowy
                                                     JOHN B. LOWY, ESQ.




                                                     BRL HOLDINGS, INC.

                                            By:      /s/R. Bruce Reeves
                                                     -------------------------
                                                     R. Bruce Reeves, CEO

                                                  November 26, 2001

BRL Holdings, Inc.
340 Granite St., Suite 200
Manchester, NH  03102-4004

Gentlemen:

         We have reviewed a Registration Statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission, relating to 159,000 shares of common stock, $.01 par value per share (the "Shares") of BRL Holdings, Inc (the "Company"), which shares have been issued pursuant to the Company's consulting agreement filed as an exhibit to the Registration Statement (the "Agreement").

         We have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to our satisfaction, of such records of meetings written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

         In examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance under the Agreement, and the Shares, when issued against payment therefor in accordance with the terms of the Agreement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                                              Very truly yours,


JBL:ah                                                        John B. Lowy, P.C.